EXHIBIT 99.1

CONTRACT EXTENSION

Friday, July 5, 2013

This Contract Extension (the "Contract Extension") shall refer to the Modified Purchase Rights and Completion Agreement dated as of October 15, 2012 by and among Prospect Silica Enterprises, Inc. ("PSEI” or a "party hereto"), a duly organized Oregon corporation and Q Lotus Holdings, Inc. ("QLTS" or a "party hereto" and together with PSEI, the "parties hereto"), a duly incorporated Nevada corporation (the "Contract”).

WHEREAS, the Contract was previously due to expire on June 30, 2013;

Now THEREFORE, PSEI and QLTS have agreed, after due consideration, as follows:

1.	The parties hereto hereby waive all past defaults and extend the Contract to a revised expiration date of October 31, 2013.

2.	All other references to dates and time lines in the Contract shall be consequently hereby amended accordingly to reflect the new extension date of October 31, 2013.

3.	The parties hereto have all the requisite corporate power and authority to enter into and perform their respective obligations under this Contract Extension and to carry out the transactions contemplated by the Contract as it is modified by the Contract Extension.

4.	This Contract Extension has been duly executed and delivered by each party hereto, constitutes the legal, valid and binding obligation of each party to this Contract Extension, enforceable against each party hereto in accordance with its terms.

5.	The execution, delivery and performance by each party hereto of this Contract Extension does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of any party hereto or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to any party hereto or to the Assets (as defined in the Contract).

6.	This Contract Extension shall be governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, the Parties have executed this Contract Extension as of the date first above written.

Q LOTUS HOLDINGS, INC.

Gary Rosenberg,	Jorge Gonzalez,
Chief Executive Officer	Chief Financial Officer

AGREED AND ACCEPTED:

PROSPECT SILICA ENTERPRISES, INC.
Ron Gibson,
President